APPENDIX 1
CODE OF ETHICS
QUALIVIAN INVESTMENT PARTNERS LP

The Code of Ethics makes reference to certain reporting forms, which are included for guidance purposes. Qualivian may elect to utilize an automated vendor platform to facilitate Code of Ethics reporting, wherein reporting forms are available through such platform.
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I.DEFINITIONS
“Access Person” is a Supervised Person (defined below) who has access to non-public information regarding Clients' purchase or sale of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are non-public. A Supervised Person who has access to non-public information regarding the portfolio holdings of an affiliated entity, if applicable, may also be an Access Person.

“Beneficial Ownership” - Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect beneficial interest in the securities. Access Persons have a beneficial interest in a security if they have the ability to profit from a transaction directly or indirectly in such security. Examples of a beneficial interest in securities include the following:
•Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;
•An Access Person’s interest as a general partner or limited partner in securities held by a general or limited partnership; and
•An Access Person’s interest as a manager/member in the securities held by an LLC.
An Access Person does not have a beneficial interest in securities held by entities in which he or she holds an equity interest (e.g., the portfolio holdings of a mutual fund of which an Access Person owns shares) unless he or she is a controlling equity holder or shares investment control over the securities held by the entity.
“Covered Securities” shall mean any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT, for purposes of this Code, it does not include securities issued by the U.S. Government, bank certificates of deposit, bankers’ acceptance, commercial paper, high quality short-term debt instruments, money market instruments, or shares of registered open end investment companies (mutual funds) as long as Qualivian is not advising such mutual funds.

“Immediate family member” is any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to Qualivian’s personal securities trading reporting requirements.
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) (15 U.S.C. 77d(a)(2) or 77d(a)(5)) or pursuant to §§ 230.504 or 230.506 of this chapter.
“Material non-public information” (“MNPI”) is information about a company that has not yet been made public, for which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities were it to be disclosed in the public domain.
“Supervised Person” is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Qualivian or other person who provides investment advice on behalf of Qualivian and is subject to the supervision and control of Qualivian.
II.    GENERAL PROVISIONS
All Supervised Persons of Qualivian are deemed “Access Persons” and are therefore subject to the Code of Ethics and its related policies. The CCO maintains a list of Supervised Persons separately from this Code.
Qualivian has adopted the following polices and rules of conduct (“Code”) for all Supervised Persons. The Code is designed to ensure that the high ethical standards maintained by Qualivian are consistently applied. The excellent name and reputation of Qualivian continues to be a direct reflection of the conduct of each Supervised Person. The Code requires all Supervised Persons to comply with applicable federal securities laws.
The Code is based upon the principle that Qualivian and its Supervised Persons owe a fiduciary duty to its Clients and that Qualivian and its Supervised Persons must conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with Qualivian, and (iii) abusing their position of trust and responsibility. In meeting its fiduciary responsibilities, Qualivian expects every Supervised Person to demonstrate the highest standards of ethical conduct. Compliance with the provisions of the Code, the Advisers Act and all applicable federal securities laws shall be considered a basic condition of employment and association with Qualivian.
Pursuant to Section 206 of the Advisers Act, both Qualivian and its Supervised Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct.  Compliance with the Code involves more than acting with honesty and good faith alone.  It means that Qualivian has an affirmative duty of utmost good faith to act solely in the best interest of Clients and investors.
Qualivian recognizes that no single policy or governance statement can address all potential scenarios whereby Supervised Persons are challenged to comport themselves in an appropriate manner. To this end, the provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. Supervised Persons are urged to seek the advice of the CCO for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code.  Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or association with Qualivian.
All Supervised Persons must promptly report any suspected or apparent violations of this Code to the CCO. The CCO shall consider reports made to them hereunder and shall determine whether the Code has been violated and what sanctions, if any, should be imposed. The CCO will aggregate and report all violations of the Code of Ethics or other compliance policies in the annual compliance program review report. Supervised Persons will not be subjected to any form of retaliation for reporting legitimate, suspected or actual concerns or abuses.
III.INSIDER TRADING PREVENTION
Background
Trading securities (including equity and debt securities and derivative instruments), either personally or on behalf of others, while in possession of material, non-public information, or improperly communicating that information to others, is referred to as “insider trading.” Insider trading is a violation of federal securities statutes and therefore is a prohibited activity by Qualivian and each of its Supervised Persons and agents. Qualivian absolutely forbids insider trading.

In addition to subjecting Qualivian to potential penalties, Supervised Persons may face severe penalties if trading securities while in possession of material non-public information, or if improperly communicating non-public information to others. The consequences of illegal insider trading include:

•Qualivian may terminate your employment and/or association with Qualivian;

•You may be subject to criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten years’ imprisonment;

•The SEC can recover your profits gained or losses avoided through illegal trading and impose a penalty of up to three times the profit from the illegal trades;

•The SEC may issue an order permanently barring you from the securities industry; and

•investors may sue you, seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties against “controlling persons” of individuals who engage in insider trading. Accordingly, under certain circumstances, a supervisor of a Supervised Person who is found liable for insider trading may also be subject to penalties.

Supervised Persons must notify the CCO immediately if there is any reason to believe that a violation of Qualivian’s insider trading policy has occurred or may occur.

Prohibition on Insider Trading
Buying or selling securities of an issuer, personally or on behalf of others (including Client portfolios managed by Qualivian), while in possession of material, non-public information about such issuer is prohibited. Supervised Persons must not independently determine if information is material, non-public information without consulting with the CCO. If you believe you might be in possession of material, non-public information, you must notify the CCO immediately.

Disclosing or communicating material, non-public information to any person or entity except persons who need to know the information to perform their responsibilities for Qualivian is prohibited. All such persons are subject to obligations of confidentiality with respect to such information and have agreed or are otherwise obligated not to buy or sell securities of the applicable issuer while in possession of such information.

The CCO will review the personal trading activity in Supervised Person reportable accounts as specified in the Code of Ethics. The CCO or his designee will be copied on or otherwise review e-mail activity to ascertain whether material non-public information has been obtained without authorization or has been used impermissibly. If you have any questions as to whether you are permitted to disclose non-public information to any other person, you should contact the CCO.

What is Material, Non-Public Information?

•Information is material if there is a “substantial likelihood” that a “reasonable investor” would consider it important in making an investment decision, the disclosure of the information would be “viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available”, or the information is reasonably certain to have a substantial effect on the price of a company's securities were it to be disclosed in the public domain.

•Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace.

Keep in mind that Qualivian may be party to non-disclosure agreements, which when signed by a single Supervised Person of Qualivian, are applicable to all Supervised Persons of Qualivian. If you are uncertain whether information is non-public information or is subject to a non-disclosure agreement, you should contact the CCO.

IV.PERSONAL INVESTMENT AND TRADING POLICY
General Statement
These policies and procedures do not limit the ability of Supervised Persons to engage in personal securities transactions. However, Qualivian reserves the right to further restrict personal investment and trading at any point the CCO deems appropriate.

Qualivian has adopted the following principles to govern personal investment activities by Supervised Persons:
•Supervised Persons will adhere to the highest standards of ethical conduct;
•The interests of Clients and investors will always be placed above the interests of Qualivian and its Supervised Persons;
•Appropriate investment opportunities must be considered for and/or offered to Clients first before Qualivian or any Supervised Person may act on them;
•All personal securities transactions will be conducted in such a manner as to avoid or mitigate any actual or potential conflict of interest and so as to avoid any abuse of an individual’s position of trust and responsibility;
•Supervised Persons should not take inappropriate advantage of their positions;
•Supervised Persons will not engage in any transaction that would be in violation of any governing agreement; and
•Supervised Persons that serve as directors or officers of publicly traded companies must be aware of such companies’ own trading policies and restrictions, including any “black-out” periods.

All Supervised Persons are required to comply with applicable federal and state securities laws. Failure to adhere to federal and state securities laws could expose Qualivian and its Supervised Persons to sanctions imposed by the SEC or law enforcement officials. These sanctions may include, among others, suspension, or termination of employment by Qualivian, or criminal or civil penalties.
All Supervised Persons are required to report holdings and transactions in Covered Securities (defined above) in which they have beneficial ownership, a term defined above.
You may not use confidential or proprietary information obtained during your employment or association with Qualivian, for your personal investment purposes or for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Supervised Persons (and their respective Related Persons):
Restrictions and Limitations on Personal Securities Transactions
It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable law. Personal securities transactions may be effected only in accordance with the provisions of this Code.

Rule 17(j) under the Investment Company Act of 1940 requires that every investment company adopt procedures designed to prevent improper personal trading by investment company personnel. Rule 17(j) was created to prevent conflicts of interest between investment company personnel and shareholders, to promote shareholder value, and to prevent investment company personnel from profiting from their access to proprietary information.
It is the duty of all Supervised Persons to act in a manner that avoids any conflict of interest or the appearance of a conflict of interest with Clients and investors. In addition, it is the responsibility of each Supervised Person to comply with all applicable Federal Securities Laws and the guidelines set forth below.
Important Note: to avoid self-review, all certifications, transactions, pre-approvals, and account openings, as described below, submitted by the CCO under this policy must be submitted to the Co-Managing Partner for review and approval as required.
1. 90-Day Hold. To deter market timing, Supervised Persons are required to hold any sub-advised ETFs they purchase for a period of 90 days. This restriction applies to accounts for which Supervised Persons have a direct or indirect beneficial interest, including household members. Exceptions to this holding period must be pre-approved by the CCO or his designee.
2. 3-Day Blackout Rule. Supervised Persons are prohibited from executing a transaction on behalf of themselves or another Supervised Person within three (3) days of any Client having a pending buy or sell order in the same or an equivalent security and until such time as that order is executed (not settled) or withdrawn. Individual securities within a Client portfolio may not be available three days prior to execution. In this case, the Supervised Person is free to submit the trade for pre-clearance or execute the trade if it is exempt from pre-clearance per the terms below. Nevertheless, a personal trade by any Supervised Person shall not prevent a portfolio from trading in the same or an equivalent security on behalf of Clients. However, such a transaction shall be subject to independent review by the CCO. For example, if Qualivian is rebalancing an ETF and identifies Apple (AAPL) as a target for the following day’s execution, that security is now under the 3-Day Rule and cannot be purchased until the AAPL trade settles. Important note: the blackout restriction only applies to adviser-driven rebalances and does not apply to transactions driven by money flows into and out of the ETF.
3.Exemptions Related to 90-Day Hold and 3-Day Blackout Rule. Any security that is not held by the sub-advised ETFs is not subject to the 90 Day Hold Period or the 3-Day Blackout Period. With respect to other 90-day holding period requirement waivers, only certain limited exceptions will be approved including, but not limited to, hardships and extended disability. Exceptions must be approved by the CCO prior to execution.
4.Preclearance of Securities. Supervised Persons must preclear all personal securities transactions with the exception of those identified in the list below. All approved orders must be executed by the close of business on the day preclearance is granted; provided however that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. If any order is not timely executed, a request for pre-clearance must be resubmitted. Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the CCO for unusual circumstances.
The following are exempt from preclearance:
•Non-proprietary, open-ended mutual funds and ETFs (e.g., mutual funds and ETFs not managed, advised, or sub-advised by Qualivian).

•Broad based index and commodity options and futures.

•Fixed income securities.

•Any transactions in individual equity securities, with a market cap of $1 billion or more, are exempt from pre-trade clearance up to 500 shares, unless they are subject to the 3-day blackout.

•Discretionary accounts managed externally by an independent third party (e.g., an external investment adviser with discretionary authority).

•Exceptions by prior written approval.

•Automatic investment/withdrawal programs and automatic rebalancing as part of a model portfolio managed by Qualivian.
5.IPOs are Prohibited. No Supervised Person or Related Person thereof may acquire any security in an Initial Public Offering (“IPO”). For purposes of this policy an IPO does not include offerings of government or municipal securities.
6.Preclearance Required for Limited Offerings and Private Placements. Securities issued in limited offerings and private placements1 (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by a Supervised Person or Related Person thereof with the advance written approval of the CCO. A request for approval of a private placement or limited offering, should generally be submitted at least one week in advance of the proposed date of investment. A Supervised Person need not pre-clear any private placement investments in which such Supervised Person’s only “beneficial ownership” is through the general partner of a Private Fund sponsored by Qualivian or its affiliates. Certain limited partnership investments may not be securities, such as a partnership created to invest in a building. Supervised Persons are urged to consult the CCO with any questions about limited offerings. Preclearance does not preclude subsequent reporting of transactions.
1 A Private Placement, also known as an unregistered offering, is the purchase of any security or offering exempt from the Securities Act of 1933.

7.Preclearance Required for Option Writing. Supervised Persons must preclear any option writing with the CCO.
8.Short Selling Restrictions. Supervised Persons and Related Persons are prohibited from selling short any security which is owned in a Client portfolio.
9.Investment Clubs are Prohibited. Supervised Persons and Related Persons are prohibited from participating in investment clubs.
10.Prohibition on Trading Securities on the Restricted Security List. Qualivian may from time to time establish a Restricted Security List that includes certain securities where Qualivian has, or may receive, material non-public information about such companies because of a special relationship between Qualivian or a Supervised Person and such companies or otherwise. No Supervised Persons or Related Person thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.
If any Supervised Person or Related Person thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such Supervised Person or Related Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Supervised Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Supervised Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except Related Persons to facilitate their compliance with this policy) without the authorization of the CCO.
The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Supervised Persons and their respective Related Persons that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.
11.Trustee Arrangements. Supervised Persons must receive pre-approval from the CCO before accepting a trustee position for any person or entity.
12.Restrictions on Disclosures. You may not disclose any non-public information (whether or not it is material) relating to Qualivian or securities transactions on behalf of Clients to any person outside Qualivian (unless such disclosure has been authorized by Qualivian). You may not communicate material non-public information to anyone, including persons within Qualivian, except as permitted by this Code and related policies outlined in this Manual. All material non-public information must be secured. For example, access to files containing material, non-public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive or confidential nature. Disclosure restrictions are not intended to preclude a Supervised Person’s rights under the Whistleblower Policy, outlined below.
The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his discretion.
Each Supervised Person is solely responsible for any violation of this Code by a Related Person thereof.
V.REPORTING REQUIRMENTS
Transactions and Accounts Covered
Supervised Persons are required to submit to the CCO the following reports (see Appendices 5-8):

1.     Initial Holdings Report. Each Supervised Person is required to provide an Initial Holdings Report listing all holdings in Covered Securities with the CCO (or such other person designated by the CCO) within 10 days after first becoming a Supervised Person. The information contained in an Initial Holdings Report must be current as of a date no more than 45 days prior to the date of becoming a Supervised Person.
2.    Quarterly Trade Reports. Each Supervised Person must also file with the CCO (or such other person designated by the CCO) periodic reports of personal transactions in Covered Securities within 30 days after the end of each calendar quarter Each Supervised Person must file a Quarterly Transactions Report even if no purchases or sales of securities are made during the period covered by the report.
3.    Annual Holdings Report. Each Supervised Person must submit an Annual Holdings Report within 30 days after the end of each year, and the information must be current as of a date no more than 45 days prior to the date such report is submitted.
Each Supervised Person will be responsible for submitting a copy of: (i) all transaction confirmations for each account in which such Supervised Person or a Related Person thereof directly or indirectly holds a Covered Security, and (ii) all account statements for each such account (collectively, “Brokerage Statements”) or otherwise ensuring that the CCO has access to such Brokerage Statements. A Supervised Person is not required to provide information that is contained in Brokerage Statements sent to the CCO or such other designated person in accordance with this Code, if such Brokerage Statements are provided to the CCO or such other designated person/system consistent with the required timing set forth above. Supervised Persons are still responsible for validating such reports annually and quarterly as directed by the CCO.

Cryptocurrencies
A cryptocurrency is a digital asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets. There is some debate as to whether cryptocurrencies are securities. If there is a centralized third party, along with purchasers of a cryptocurrency with an expectation of a return, then the transaction should be considered a securities transaction. Bitcoin is not deemed to be a security because it is decentralized: there is no central party whose efforts are a key determining factor in the enterprise. In addition, ether is not a security because the Ethereum network is also decentralized. Supervised Persons are not required to pre-clear, or report transactions or holdings related to cryptocurrencies which are not deemed to be securities.

Until further notice, cryptocurrencies that are deemed to be securities and Initial Coin Offerings (“ICOs”) are included in the definition of a covered security. If a Supervised Person has any question as to whether a security is “covered” under this Code, s/he should consult with the CCO for clarification before entering any trade for a personal account.

Exceptions from Reporting Requirement
Initial, annual, and quarterly reporting is not required for any account over which a Supervised Person or a Related Person has no direct or indirect influence or control. However, each Supervised Person must report the existence of such an account to the CCO. The CCO has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control, including to direct the adviser or broker to the account to provide an affirmative certification that the Supervised Person or Related Person has no direct or indirect influence or control. Each Supervised Person must certify annually that he or she, or a Related Person when applicable, does not have direct or indirect influence or control over the account.

Furthermore, accounts restricted solely to the purchase and sale of mutual funds (to include ETFs), 529 College Savings Plans, and 403b/401k plans are not subject to this policy and do not require disclosure or quarterly reporting. However, if the accounts described above can trade other securities, (e.g., individual equity names or proprietary Qualivian ETF), those accounts are subject to the policy even if they hold only mutual funds.
If the Supervised Person’s level of discretion changes relative to a non-discretionary account, the CCO must be notified immediately. All related documentation pertaining to a personal account exemption will be maintained by the CCO pursuant to Qualivian’s Books and Records policy.
In addition, a Supervised Person need not report any securities in which such Supervised Person’s only “beneficial ownership” is through the general partner of a Private Fund sponsored by Qualivian or its affiliates. All policy exceptions are noted as such by the CCO within the compliance records of the Adviser.
Responsibility to Report

All reports must be filed with the CCO or his named designee. The responsibility for taking the initiative to report is imposed on each Supervised Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Supervised Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated Qualivian’s Code of Ethics and may be subject to disciplinary action.

Review and Confidentiality
All Holdings Reports, Transactions Reports, and Preclearance requests will be reviewed by the CCO or a designee. Another Supervised Person will review the CCO’s reports to avoid self-review.

Supervised Persons must report personal securities accounts and holdings to the CCO as outlined herein. It is the intent of the CCO to regard and preserve information pertaining to Supervised Persons’ personal trading activities as confidential in nature. However, in certain circumstances, Qualivian may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein Qualivian deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

VI.CONFLICTS AND PROHIBITED ACTIVITIES
It is a violation of your duty of loyalty to Qualivian for you, without the prior written consent of the CCO to accept, directly or indirectly, from any person, firm, corporation, or association, other than Qualivian and its affiliates, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of Qualivian or Clients.
VII.SPREAD OF FALSE INFORMATION
Qualivian unequivocally prohibits and forbids all Supervised Persons from communicating or transmitting “false rumors” or other information regarding any Private Fund, portfolio investment, or any registered security which such Supervised Person does not know or reasonably believe to be true to any person outside of Qualivian for any reason.
If the CCO, upon due investigation, finds that any Supervised Person has engaged in the spread of false rumors or information as described above, the CCO may recommend sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities.

VIII.POLITICAL CONTRIBUTIONS
SEC Rule 206(4)-5 restricts contributions and solicitation practices of investment advisers and their affiliates. Specifically, the Rule prohibits an investment adviser from providing advisory services to any state or local government entity, for two years, if that investment adviser or any “Covered Associate” has made a contribution to a public official who is in a position to influence the award of that advisory service contract. The Rule further prohibits an investment adviser, or a Covered Associate, from paying directly or indirectly, any person to solicit a government entity for advisory services on behalf of the adviser unless such person is: a registered investment adviser representative or an executive officer, general partner, managing member or an employee of the adviser.
A “Covered Associate” includes: (1) any general partner, managing member or executive officer of the Advisor, (2) any employee who solicits a governmental entity on behalf of Qualivian and anyone directly or indirectly supervising such employee, and (3) any political action committee controlled by Qualivian or one of its Covered Associates. For purposes of this policy, all Qualivian Supervised Persons are deemed to be Covered Associates.

"Contribution" means any gift, subscription, loan, advance, or deposit of money, or anything of value made for:
•the purpose of influencing any election for federal, state, or local office;
•the payment of debt incurred in connection with any such election;
•transition or inaugural expenses incurred by a successful candidate for state or local office; or
•charitable donations and contributions to a political action committee (PAC).

A “Government Entity” includes all state and local governments, agencies and instrumentalities and government sponsored plans, including public pension plans, 403(b), 457 and 529 plans.

A “Government Official”, for purposes of this Rule, includes an incumbent, candidate or successful candidate for office if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser or has the authority to appoint such a person. The rule does not specify particular types of officials who could influence the hiring of an adviser. Instead, the scope of authority associated with a particular office determines whether such official can ultimately influence the hiring decision.

The Rule does not impose a ban on political contributions made by Covered Associates and/or Promoters of an adviser. It is a ban on the Adviser’s ability to receive compensation (fees) from a government client who selected the Adviser because of direct or indirect payments to an official or other individual or entity that can influence the selection of advisers. The Rule covers individual contributions and also prohibits a practice known as “bundling,” which is the coordination of contributions or solicitations to officials/candidates who can exert influence over the adviser selection process.

It is the policy of Qualivian to avoid conflicts of interest or appearances of impropriety in connection with the provision of advisory services for compensation to any government client and to identify risk exposures for Qualivian and its clients.

In general, the Rule prohibits Qualivian from receiving compensation for advisory services provided to a state or local government client for a period of two years after any Covered Associates or other employees of Qualivian make a political contribution to candidates or officials in a position to influence the hiring of Qualivian as an adviser by the state or local government client. Specifically, contributions made by a Covered Associate will be attributed to the Adviser if those contributions were made within (i) two years prior to the date the individual became a Covered Associate, in the case of Covered Associates who solicit Clients for the Adviser or (ii) six months prior to the date the individual became a Covered Associate, in the case of Covered Associates who do not solicit Clients for the Adviser.

The Rule also prohibits any Covered Associates of Qualivian from “bundling” (soliciting or coordinating) contributions to elected officials, candidates, or political parties of state/locality having the ability to exert influence over the selection of investment advisers. Rule 206(4)-5 contains certain “de minimis” exceptions which allow Covered Associates to make political contributions, in the aggregate, that do not exceed $350.00 to any one official, per election, where such individual is entitled to vote, and contributions that do not exceed $150.00 to any one official, per election, where such individual is not entitled to vote. The de minimis exceptions are available only for contributions by individual Covered Associates, not the Adviser (i.e., Qualivian).

Qualivian’s policy requires that all Covered Associates and Promoters obtain prior approval before making any Contributions to a Government Entity or Government Official (as each is defined above) by submitting the proposed contribution to the CCO on the Political Contribution Pre-approval Form (Appendix 3). The CCO will then determine the corresponding recordkeeping requirements, and whether such political contribution could potentially result in Qualivian or its sub-advised ETF being disqualified from any current or anticipated advisory engagement.

The CCO shall also research the political contributions made by potential new hires. Under the Rule, a new hire’s political contributions at a previous firm may result in Qualivian being “banned” for two years from receiving advisory compensation. In certain circumstances, Qualivian’s fiduciary duty to the government Client could require the Adviser to continue providing advisory services without receiving compensation.
GIFTS AND ENTERTAINMENT
Accepting Gifts
On occasion, because of their position with the Adviser, Supervised Persons of Qualivian may be offered or may receive without notice, gifts from Clients, brokers, service providers, or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of Qualivian. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in aggregate, is not more than $500 in any twelve-month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a Supervised Person of Qualivian that might violate this Code must be promptly reported to the

CCO. In addition, all gifts received/gifted whose reasonable value exceeds $500 must be reported to the CCO.

Solicitation of Gifts
Supervised Persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts
Supervised Persons may not give any gift of nominal value with a value in excess of $500 per year to a Client or persons who do business with, regulate, advise, or render professional service to Qualivian.

IX.OUTSIDE ACTIVITIES AND INTERESTS
Supervised Persons must obtain prior approval from the CCO for any outside business activity that was not already underway at the time this policy was first adopted. An outside activity or interest may never:
•Present a substantial risk of confusing investors or the public as to the capacity in which the Supervised Person is acting;
•Present a reputational risk for Qualivian;
•Inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of Qualivian, Clients, or investors; and/or
•Involve use of Qualivian’s Client, investor, or proprietary information.

Supervised Persons may not serve on the board of any company whose securities are publicly traded, or of any company in which Qualivian or Client owns securities without the consent of the CCO.
On an annual basis, Supervised Persons must review and certify to outside business activities. At all times, Supervised Persons should ensure that their outside business activities do not present a risk of a conflict of interest for Qualivian or Private Funds and investors, and that the Supervised Person is clear that they are not acting or providing advice on behalf of Qualivian. See Appendix 4.
The CCO may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received. The CCO will review each reported outside business activity and decide whether such activity must be restricted, monitored, and/or disclosed by Qualivian. Supervised Persons are advised to consult the CCO with any questions as to whether an outside activity or interest is reportable under this policy.
X.WHISTLEBLOWERS
All Supervised Persons have a duty to observe the highest standards of business and personal ethics while discharging their professional responsibilities on behalf of Qualivian and to report suspected violations of the Code of Ethics, Compliance Manual or securities laws in the manner described in this policy. Supervised Persons are advised to first share any questions, suggestions, concerns, or complaints with the CCO of Qualivian who can address them properly. However, if a Supervised Person is not comfortable speaking with the CCO of Qualivian, or is not satisfied with the initial response, the Supervised Person is advised to file a complaint under this policy. Supervisors are required to report suspected compliance violations to the CCO. All reports to the CCO by a supervisor will be handled per the process outlined in this policy. Any employee of Qualivian may directly contact the SEC’s Office of the Whistleblower at (202) 551-4790.
This policy offers protection from retaliation for Supervised Persons who make any complaint related to a known or suspected compliance violation (“Reporting Person”), if the complaint is made in good faith. “Good faith” means the Reporting Person has a reasonable belief that the complaint is true and is not being conveyed for personal gain or other ulterior motive.
Any acts of retaliation against a Reporting Person acting in good faith will invoke Qualivian’s disciplinary policy and any person who retaliates against a Reporting Person will be subject to sanctions up to and including termination of employment. Qualivian recommends that Reporting Persons approach Qualivian with any concerns related to possible or actual violations of securities laws but does not prohibit Reporting Persons from voluntarily communicating with the SEC or other regulatory authority regarding possible or actual violations of securities law. Furthermore, Qualivian does not prohibit Reporting Persons from recovering an SEC whistleblower award.
Reporting Persons are required to report irregularities and suspected violations of the Code of Ethics and compliance policies (“compliance violations”).
The failure of a Supervised Person to report suspicious activity which pertains to a serious act of noncompliance may expose the Supervised Person to an enforcement action by the SEC based on the legal doctrine of “willful blindness” which essentially posits that certain individuals, especially supervisors, who should have known that noncompliant activity was undertaken, cannot use the defense that they “did not know.”
The CCO will keep the identity of any Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law unless the Reporting Person has authorized Qualivian to disclose his/her identity. Following a formal investigation, the CCO will continue to protect the identity of the Reporting Person unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a regulatory authority initiates an investigation of allegations contained in the complaint.
Any complaint filed under this policy which relates to the Qualivian ETF must be reported to the CCO, who will escalate the complaint to the ETF’s adviser as soon as reasonably practical. The CCO’s ability to protect the identity of a whistleblower will depend upon several variables, including the terms of the Sub-Advisory Agreement and other governing legal documents and applicable regulations.

Reporting Persons should submit complaints concerning compliance violations in accordance with the following procedures:
•Complaints must be submitted in writing and mailed or delivered in a sealed envelope addressed to the CCO.
•The content of the complaint must be sufficiently detailed to include a summary of the complaint, date(s) of alleged wrongdoing, parties involved in the wrongdoing, and how the Reporting Person learned about the suspected violation.
•If appropriate, the Reporting Person may request an opportunity to discuss the complaint with the CCO by indicating such intent and including their identity in the complaint.
•Reporting Persons may report compliance violations on an anonymous basis. Any Supervised Person that contemplates making an anonymous complaint must realize that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Supervised Persons considering making an anonymous complaint should be aware that there may be rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.

Therefore, Qualivian encourages Supervised Persons to identify themselves when making reports of compliance violations.
Upon receipt of a complaint, the CCO will confirm that the complaint involves a compliance violation. An investigation will be conducted as quickly as possible, considering the nature and complexity of the complaint and the issues it raises. Prompt and appropriate remedial action will be taken as warranted in the judgment of the CCO. Any actions taken in response to a complaint will be conveyed to the Reporting Person to the extent allowed by law unless the complaint is submitted anonymously.
The CCO will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with Qualivian’s confidentiality and record retention policies.
In the normal conduct of its business, Qualivian may use employment, severance, and non-disclosure agreements. Nothing contained in those agreements may prohibit current or former employees from voluntarily communicating with the SEC or other regulatory authorities about possible violations of law or from recovering an SEC whistleblower award. The CCO is responsible for ensuring that all such agreements comply with this requirement, and to make clear to all employees who sign such agreements that Qualivian does not prohibit them from communicating with the SEC or seeking a whistleblower award.
XI.DISCIPLINARY MATTERS

To ensure that Qualivian follows its disclosure obligations, Supervised Persons must notify the CCO immediately in the event of any “reportable event.” A reportable event occurs when a Supervised Person:

•Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization, or have engaged in conduct which may be material to a current or prospective investor’s evaluation of Qualivian’s advisory business or the integrity of Qualivian’s management;
•Violates any provision of this Manual, or governing agreement;
•Is the subject of any written complaint involving allegations of theft or misappropriation of funds or securities or forgery;
•Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;
•Is denied registration, expelled, enjoined, directed to cease, and desist, suspended, or otherwise disciplined by any securities, insurance, or commodities industry regulatory or self-regulatory organization;
•Is denied membership or continued membership in any self-regulatory organization, or are barred from becoming associated with any member or member organization of any self-regulatory organization;
•Is arrested, arraigned, indicted, or convicted of or plead guilty to or plead no contest to any criminal offense (other than minor traffic violations);
•Is a director, controlling stockholder, partner, officer, sole proprietor or an associated person of a broker, dealer or insurance company which was suspended, expelled, or had its registration denied or revoked by any agency, jurisdiction, or organization or are associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;
•Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award, or settlement; and/or
•Is the subject of any claim settled for damages by a customer, broker, or dealer.
From time to time, Supervised Persons may be asked to complete a Disciplinary History Report which mandates disclosure by the individual of any financial or disciplinary event since the last written certification. Supervised Persons are required to answer detailed questions related to such information candidly and on a timely basis.
The CCO will determine when any required disclosure should be made, to whom any required disclosure should be made, and the method by which it will be made. However, where disclosure is required by the Advisers Act, the disclosure should be made promptly to the SEC, applicable state regulatory authority, Clients, and investors.

Disciplinary action, up to and including termination, may result if you do not properly notify the CCO immediately following the occurrence of a reportable event. Qualivian will be responsible for making the determination of notifying Clients and investors and the appropriate authorities of the occurrence of any such events. In addition, Qualivian may conduct a thorough background check on all new Supervised Persons to determine whether there are any such events required to be disclosed.